Exhibit 99.1

Investor Update - June 13, 2011

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Note to Investors
Beginning May 14, 2011, SkyWest Airlines, Inc. (SkyWest) began flying certain routes under a capacity purchase arrangement with Alaska Airlines, Inc. (Alaska).  As such, the consolidated data includes regional flying performed under CPA arrangements with Horizon Air Industries, Inc. (Horizon), SkyWest and other third parties.

Information about Non-GAAP Financial Measures
This update includes forecasted operational and financial information for our consolidated and mainline operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2010. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES - MAINLINE
May 2011 Statistics

	May 2011	Change Y-O-Y	QTD 2011	Change Y-O-Y
Capacity (ASMs in millions)	2,184	7.3%	4,387	11.2%
Traffic (RPMs in millions)	1,850	11.7%	3,719	14.8%
Revenue passengers (000s)	1,483	8.4%	2,953	10.6%
Load factor (a)	84.7%	3.3 pts	84.8%	2.7 pts
RASM (cents)	13.49	7.6%	13.33	5.2%
Passenger RASM (cents)	12.05	8.3%	11.93	6.5%
Economic fuel expense/gal.	$3.31	40.9%	$3.27	40.3%
(a)     Percentage of available seats occupied by fare-paying passengers.

Forecast Information

	Forecast Q2 2011	Change Y-O-Y	Forecast Full Year 2011	Change Y-O-Y
Capacity (ASMs in millions)	6,695	9.5%	26,400 - 26,600	8% - 9%
Cost per ASM excluding fuel and special items (cents) (a)	7.5 - 7.6	(3)% - (4)%	7.6	(3)%
Fuel gallons (000,000)	87	9%	345	8%
Economic fuel cost per gallon (b)	$3.27	42%	(b)	(b)

(a)	Our forecasts of mainline cost per ASM excluding fuel are based on forward-looking estimates, which will likely differ from actual results.

(b)
Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. Our economic fuel cost per gallon estimate for the second quarter includes the following per-gallon assumptions:  crude oil cost - $2.50 ($105 per barrel); refining margin - 76 cents; taxes and fees - 18 cents; benefit of settled hedges - 17 cents.  Full-year estimates would not be meaningful at this time.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold) (a)

	June	July	August
Point Change Y-O-Y	flat	-1.0 pt	-1.5 pts

(a)	Percentage point change compared to the same point in time last year.

AIR GROUP - CONSOLIDATED
May 2011 Statistics

	May 2011	Change Y-O-Y	QTD 2011	Change Y-O-Y
Capacity (ASMs in millions)	2,433	5.2%	4,888	8.5%
Traffic (RPMs in millions)	2,044	10.0%	4,105	12.7%
Revenue passengers (000s)	2,051	6.7%	4,068	8.1%
Load factor (a)	84.0%	3.6 pts	84.0%	3.1 pts
RASM (cents)	14.76	8.3%	14.55	6.0%
Passenger RASM (cents)	13.42	8.8%	13.25	6.9%
Economic fuel expense/gallon	$3.32	40.7%	$3.27	40.3%
.
(a)     Percentage of available seats occupied by fare-paying passengers.

Forecast Information

	Forecast Q2 2011	Change Y-O-Y	Forecast Full Year 2011	Change Y-O-Y
Capacity (ASMs in millions)	7,460	7.5%	29,600 - 29,800	6.5% - 7.5%
Cost per ASM excluding fuel and special items (cents) (a)	8.4 - 8.5	(3)% - (4)%	8.45	(4)%
Fuel gallons (000,000)	100	6%	397	5%
Economic fuel cost per gallon (b)	$3.27	42%	(b)	(b)

(a)	Our forecast of cost per ASM excluding fuel is based on forward-looking estimates, which may differ from actual results.

(b)	Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. Full-year estimates would not be meaningful at this time.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold) (a)

	June	July	August
Point Change Y-O-Y	+0.5 pts	-1.0 pt	-1.0 pt

(a)	Percentage point change compared to the same point in time last year.

Fleet Transition Charges
All of the CRJ-700 aircraft have been removed from Horizon's operating fleet as of May 31, 2011. The charge for the second quarter of 2011 is expected to be approximately $18 million to $20 million. This charge is excluded from our unit cost forecast above.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $13 million in the second quarter of 2011.

Share Repurchase
On June 10, 2011, our Board of Directors authorized another $50 million share repurchase. The authorization will expire on June 10, 2012. Since 2007, the Company has repurchased over 7.5 million shares of its common stock for approximately $212 million.

Cash and Share Count

(in millions)	May 31, 2011	March 31, 2011
Cash and marketable securities (a)	$1,100	$1,043
Common shares outstanding	35.963	35.875

AIR GROUP - CONSOLIDATED (continued)
Capital Expenditures (a)
Total expected gross capital expenditures for 2011 and 2012 are as follows (in millions):

	2011	2012
B737 aircraft-related	$205	$313
Q400 aircraft-related	125	2
Total aircraft-related	$330	$315
Non-aircraft	55	55
Total capital expenditures	$385	$370

(a)	Preliminary estimate, subject to change

Firm Aircraft Commitments
The tables below reflect the current delivery schedules for firm aircraft as of June 10, 2011:

	Remaining 2011	2012	2013	2014	2015	Total
Boeing 737-800	—	6	3	1	2	12
Boeing 737-900ER	—	—	6	7	—	13
Bombardier Q400	1	—	—	—	—	1
Totals	1	6	9	8	2	26

In addition to the firm orders noted above, Air Group has options to acquire 42 additional B737 aircraft and 10 Q400 aircraft.

Projected Fleet Count (a)

		Actual Fleet Count		Expected Fleet Activity
Aircraft	Seats	Dec. 31, 2010	May 31, 2011	Remaining 2011 Changes	Dec. 31, 2011	2012 Changes	Dec. 31, 2012	2013 Changes	Dec. 31, 2013
737-400F (b)	—	1	1	—	1	—	1	—	1
737-400C (b)	72	5	5	—	5	—	5	—	5
737-400	144	24	24	—	24	(3)	21	—	21
737-700	124	17	17	—	17	—	17	—	17
737-800	157	55	58	—	58	6	64	3	67
737-900	172	12	12	—	12	—	12	—	12
737-900ER	178 - 184	—	—	—	—	—	—	6	6
Q400 (c)	76	41	48	—	48	—	48	—	48
CRJ-700	70	13	—	—	—	—	—	—	—
Totals		168	165	—	165	3	168	9	177

(a)	The expected fleet counts at December 31, 2011, 2012 and 2013 are subject to change.

(b)	F=Freighter; C=Combination freighter/passenger

(c)	We have a short-term lease for a Q400 aircraft, which we expect to expire in the third quarter of 2011.

AIR GROUP - CONSOLIDATED (continued)
Future Fuel Hedge Positions (a)
We use both call options on crude oil futures and swap instruments on LA Jet refining margins to hedge against price volatility of future jet fuel consumption. We have refining margin swaps in place for approximately 50% of our second quarter 2011 estimated jet fuel purchases at an average price of 59 cents per gallon and 36% of our third quarter 2011 estimated purchases at an average price of 72 cents per gallon. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
Second Quarter 2011	50%	$86	$10
Third Quarter 2011	50%	$86	$11
Fourth Quarter 2011	50%	$86	$11
Remainder Full Year 2011	50%	$86	$11
First Quarter 2012	50%	$88	$12
Second Quarter 2012	50%	$93	$13
Third Quarter 2012	43%	$94	$13
Fourth Quarter 2012	38%	$92	$13
Full Year 2012	45%	$92	$13
First Quarter 2013	33%	$93	$14
Second Quarter 2013	21%	$91	$15
Third Quarter 2013	16%	$93	$15
Fourth Quarter 2013	11%	$97	$14
Full Year 2013	20%	$93	$14
First Quarter 2014	6%	$102	$15
Full Year 2014	1%	$102	$15
(a)     All of our future oil positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts.